Exhibit 99.1

News Release

Investor Contact:

Michael Archbold

Chief Financial Officer

201-624–3611

ir@vitaminshoppe.com

Media Contact:

Allison & Partners

Jill Yaffe

646-428-0602

vitaminshoppe@allisonpr.com

FOR IMMEDIATE RELEASE:

Vitamin Shoppe Appoints Richard Markee as Chief Executive Officer

North Bergen, NJ (September 9, 2009) – VS Parent, Inc. (together with its subsidiaries, “Vitamin Shoppe” or the “Company”) today announced that it has appointed Richard Markee as Chief Executive Officer, effective September 9, 2009. Mr. Markee, age 56, has served as non-executive Chairman of the Board of Directors of the Company since April 2007 and has been a member of the Company’s Board of Directors since September, 2006. Mr. Markee previously served as the President of Babies “R” Us from August 2004 to November 2007 and Vice Chairman of Toys “R” Us, Inc. from May 2003 to November 2007. Mr. Markee also served as interim Chief Executive Officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006.

In his new role, Mr. Markee will assume full responsibility for the day-to-day operations of Vitamin Shoppe, including its retail and direct businesses. Speaking on behalf of the Company’s Board of Directors, Richard Perkal, Senior Managing Director of Irving Place Capital Management, L.P., stated, “We are very pleased to bring Rick’s significant retail experience and leadership strengths to the Vitamin Shoppe team.”

Mr. Markee stated, “Vitamin Shoppe has a strong brand and a loyal customer base. I am excited to be assuming this additional role with the Vitamin Shoppe team and look forward to its continued success.”

The appointment of Mr. Markee was made in connection with the resignation of Thomas A. Tolworthy as the Company’s Chief Executive Officer and as a member of the Board of Directors, effective as of September 8, 2009. Mr. Tolworthy will continue as Vice President of Corporate Strategy and Business Development of the Company, and his responsibilities will include assisting the Company in the areas of real estate, store operations, new product development, new business ventures and other matters. The Company’s subsidiary, VS Holdings, Inc. will file a report on form 8-K with the United States Securities and Exchange Commission providing details of Mr. Markee’s employment arrangements as well as describing circumstances related to the change in position and employment arrangements for Mr. Tolworthy

About Vitamin Shoppe Industries Inc.

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products and health and beauty aids to customers located primarily in the United States. The Company carries national brand products as well as exclusive products under Vitamin Shoppe, BodyTech, and MD Select proprietary brands.

Certain statements herein are “forward-looking statements” . Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.